UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  January 22, 2019

SKYWEST, INC.

(Exact name of registrant as specified in its charter)

Utah	0-14719	87-0292166
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

444 South River Road St. George, Utah	84790
(Address of principal executive offices)	(Zip Code)

(435) 634-3000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (section 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (section 240.12b-2 of this chapter).

Emerging growth company           ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.01              Completion of Acquisition or Disposition of Assets.

On January 22, 2019, SkyWest, Inc. (“SkyWest”) completed the previously announced sale of its wholly owned subsidiary ExpressJet Airlines, Inc. (“ExpressJet”). The closing of the transaction was completed in two parts, through an asset sale and stock sale, as further described below.

Asset Sale

On January 11, 2019, pursuant to the terms and conditions of the Asset Purchase Agreement, dated as of December 17, 2018 (the “Asset Purchase Agreement”), by and among SkyWest, ExpressJet and United Airlines, Inc. (“United”), United acquired certain specified assets and liabilities of ExpressJet, including, among other things, aircraft engines, auxiliary power units, rotable spare parts, ground support equipment and flight training equipment for $60 million in cash, subject to certain purchase price adjustments (the “Asset Sale”). Certain assets and liabilities of ExpressJet were expressly excluded from the Asset Sale.

ExpressJet and United agreed to customary representations, warranties and covenants in the Asset Purchase Agreement. Under the Asset Purchase Agreement, SkyWest will indemnify United against damages arising from, among other things, breaches of SkyWest’s or ExpressJet’s representations, warranties or covenants under the Asset Purchase Agreement. The indemnification period generally runs for a period of 12 months from the closing, with longer survival periods for certain specified representations and warranties.

The foregoing description of the Asset Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Asset Purchase Agreement, which is filed as Exhibit 2.1 to the Current Report on Form 8-K filed by SkyWest with the Securities and Exchange Commission on December 18, 2018, and is incorporated herein by reference.

Stock Sale

Additionally, on January 22, 2019, pursuant to the terms and conditions of the Stock Purchase Agreement, dated as of December 17, 2018, by and among SkyWest and ManaAir, LLC, a company in which United owns a minority interest (the “Buyer”), the Buyer acquired all of the outstanding shares of capital stock of ExpressJet from SkyWest for $16 million in cash, subject to certain purchase price adjustments (the “Stock Sale,” and collectively with the Asset Sale, the “ExpressJet Sale”).

To facilitate payment of the purchase price for the Stock Sale and to provide an initial working capital, at the closing of the Stock Sale, SkyWest Leasing, Inc., a wholly-owned subsidiary of SkyWest, loaned $26 million to Kair Enterprises, Inc. (the “Borrower”), the majority owner of the Buyer. Such loan will accrue interest at the rate of 6.85% per annum, mature on the last business day of the last month immediately preceding the two-year anniversary of the closing of the Stock Sale and be secured by, among other things, the Borrower’s ownership interests in the Buyer.

SkyWest and the Buyer agreed to customary representations, warranties and covenants in the Stock Purchase Agreement. Under the Stock Purchase Agreement, SkyWest will indemnify the Buyer against damages arising from, among other things, breaches of SkyWest’s representations, warranties or covenants under the Stock Purchase Agreement. The indemnification period generally runs for a period of 12 months from the closing, with longer survival periods for certain specified representations and warranties.

The foregoing description of the Stock Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Stock Purchase Agreement, which is filed as Exhibit 2.2 to the Current Report on Form 8-K filed by SkyWest with the Securities and Exchange Commission on December 18, 2018, and is incorporated herein by reference.

Item 5.02              Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the completion of the ExpressJet Sale, as of January 22, 2019, Terry M. Vais ceased serving as the Chief Operating Officer of ExpressJet and transitioned into an operations role with SkyWest.

Item 9.01              Financial Statements and Exhibits.

(b)           Pro Forma Financial Information.

The Unaudited Pro Forma Consolidated Statements of Operations of SkyWest for the nine months ended September 30, 2018 and for the fiscal year ended December 31, 2017, assuming the ExpressJet Sale occurred at the beginning of those periods, the Unaudited Pro Forma Consolidated Balance Sheet of SkyWest as of September 30, 2018, assuming that the ExpressJet Sale occurred as of that date, and the related Notes to the Unaudited Pro Forma Consolidated Financial Information are being filed as Exhibit 99.1 to this Current Report on Form 8-K and are incorporated herein by reference.

(d)           Exhibits.

Exhibit Number	Title of Document
99.1	Unaudited Pro Forma Consolidated Financial Information of SkyWest, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SKYWEST, INC.

Date: January 22, 2019	By	/s/ Eric J. Woodward

Eric J. Woodward, Chief Accounting Officer